Exhibit 99.1

Media Contact	December 18, 2012
Casey Lassiter, 205-410-2777

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com
HEALTHSOUTH ANNOUNCES DECISION OF ERNST & YOUNG ARBITRATION; PANEL RULES AGAINST HEALTHSOUTH ON LEGAL DEFENSE
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced that the American Arbitration Association panel that since July 2010 has been adjudicating the Company's claims against its former auditor, Ernst & Young LLP, granted Ernst & Young's motion to dismiss the claims based on legal grounds that do not address the underlying merits of HealthSouth's claims.

This arbitration has its origin in March 2003 when stockholder derivative plaintiffs acting on behalf of HealthSouth filed a lawsuit against Ernst & Young. Ernst & Young served as the Company's auditor during the period when HealthSouth was a victim of fraudulent and improper accounting practices directed by certain former officers and employees of the Company. The claims against Ernst & Young included, among other things, that from 1996 through 2002, Ernst & Young acted recklessly and with gross negligence and failed to perform reviews and audits of the Company's financial statements with due professional care as required by law and by its contractual agreements with the Company. In July 2006 this matter was referred to arbitration by Judge Allwin E. Horn, III, Circuit Court Judge, Jefferson County, Alabama.

HealthSouth, together with the stockholder derivative plaintiffs, has filed a Notice of Appeal of the arbitration panel's decision dismissing what the Company believes are meritorious claims against Ernst & Young. HealthSouth noted the arbitration panel granted Ernst & Young's motion to dismiss based on their conclusion that the Company was not permitted to pursue its claims since certain of its former officers and employees committed fraudulent acts. The Company maintains that this determination is contrary to Alabama law and the duties of a public accounting firm to its corporate clients.

“We strongly disagree with the decision of the panel and believe that their decision does not reflect Alabama law,” said John Whittington, Executive Vice President and General Counsel of HealthSouth. “HealthSouth will diligently pursue its appellate rights and remains committed to seeking recovery of amounts from parties involved during the period when improper accounting practices directed by former officers and employees of the Company occurred.”

About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts, such as future litigation efforts, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such forward-looking information speaks only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily based upon current information, involve a number of risks and uncertainties, and relate to future events or plans. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth; potential disruptions, breaches or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in its management team; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry generally or in a specific market and HealthSouth's response thereto; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including its Form 10‑K for the year ended December 31, 2011 and Forms 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

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